                                                                    EXHIBIT 99.2

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                          March 31,
                                                                                            2000        December 31,
(Dollars in thousands)                                                                   (unaudited)        1999
---------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                  $  154,301      $  125,886
Federal funds sold                                                                          308,700         215,550
Other short term securities                                                                     805          30,257
                                                                                         --------------------------
       Cash and cash equivalents                                                            463,806         371,693
Investment securities:
    Available for sale, at fair value                                                       479,817         444,897
    Held to maturity, at amortized cost (fair value $220,587 and $136,481 at
      March 31, 2000 and December 31, 1999, respectively)                                   225,892         141,725
    Other securities                                                                         19,817          21,311
                                                                                         --------------------------
       Investment securities                                                                725,526         607,933
Loans:
    Commercial                                                                              956,341         845,422
    Term real estate-commercial                                                             641,163         595,499
                                                                                         --------------------------
         Total commercial                                                                 1,597,504       1,440,921
    Real estate construction and land                                                       474,916         459,349
    Real estate-other                                                                       117,628         111,703
    Consumer and other                                                                      116,880         128,120
    Deferred loan fees and discounts                                                        (11,255)        (10,604)
                                                                                         --------------------------
    Total loans, net of deferred fees                                                     2,295,673       2,129,489
       Allowance for loan losses                                                            (48,650)        (44,147)
                                                                                         --------------------------
    Total loans, net                                                                      2,247,023       2,085,342
Property, premises and equipment                                                             23,285          25,872
Interest receivable and other assets                                                        147,597         125,256
                                                                                         --------------------------
              Total assets                                                               $3,607,237      $3,216,096
                                                                                         ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Demand, noninterest-bearing                                                          $  704,486      $  598,428
    MMDA, NOW and savings                                                                 1,845,627       1,628,127
    Time certificates, $100,000 and over                                                    524,432         474,914
    Other time certificates                                                                  84,555         105,530
                                                                                         --------------------------
    Total deposits                                                                        3,159,100       2,806,999
Other borrowings                                                                             97,124         100,600
Other liabilities                                                                            58,698          51,863
                                                                                         --------------------------
              Total liabilities                                                           3,314,922       2,959,462
                                                                                         --------------------------
Company obligated mandatorily redeemable cumulative trust preferred
  securities of subsidiary trust holding solely junior subordinated debentures               59,500          50,000

Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred stock, no par value: 4,000,000 shares authorized;
   none issued                                                                                    -               -
Common stock, no par value: 24,000,000 shares authorized;
  17,517,905 and 17,019,475 shares issued and outstanding
   as of March 31, 2000 and December 31, 1999, respectively                                 134,024         122,152

Accumulated other comprehensive loss                                                         (9,463)         (8,055)
Retained earnings                                                                           108,254          92,537
                                                                                         --------------------------
              Total shareholders' equity                                                    232,815         206,634
                                                                                         --------------------------
                Total liabilities and shareholders' equity                               $3,607,237      $3,216,096
                                                                                         ==========================

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Three Months Ended March 31,
(Dollars in thousands, except per share amounts)(unaudited)                     2000             1999
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                           $    53,380        $   36,370
Interest on investment securities:
  Taxable                                                                        10,004             6,399
  Tax - exempt                                                                    1,548             1,067
                                                                            -----------------------------
     Total interest on investment securities                                     11,552             7,466
Other interest income                                                             4,521             2,350
                                                                            -----------------------------
     Total interest income                                                       69,453            46,186
                                                                            -----------------------------

INTEREST EXPENSE
Interest on deposits                                                             24,803            15,299
Interest on long term borrowings                                                  1,076             1,054
Interest on other borrowings                                                      1,658             1,227
                                                                            -----------------------------
     Total interest expense                                                      27,537            17,580
                                                                            -----------------------------
        Net interest income                                                      41,916            28,606
Provision for loan losses                                                         5,314             1,163
                                                                            -----------------------------
        Net interest income after provision for loan losses                      36,602            27,443
                                                                            -----------------------------

OTHER INCOME
Service charges and other fees                                                    1,351             1,214
Loan and international banking fees                                               1,176               673
Trust fees                                                                          924               721
ATM network revenue                                                                 569               645
Gain on sale of SBA loans                                                           452               813
Gain (Loss) on sale of investments, net                                              (1)               61
Other income                                                                      2,931               463
                                                                            -----------------------------
     Total, recurring                                                             7,402             4,590
Warrant income, net                                                               8,609                 4
                                                                            -----------------------------
     Total other income                                                          16,011             4,594
                                                                            -----------------------------

OPERATING EXPENSES
Compensation and benefits                                                        12,835            10,521
Occupancy and equipment                                                           4,357             3,415
Legal and other professional fees                                                   920               659
Telephone, postage and supplies                                                     864               845
Client services                                                                     702               609
Marketing and promotion                                                             686               567
FDIC insurance and regulatory assessments                                           240               139
Directors fees                                                                      153               250
Other real estate owned                                                              10                21
Other                                                                             1,985             1,611
                                                                            -----------------------------
     Total, recurring                                                            22,752            18,637
Merger and other related nonrecurring costs                                       3,881                 -
                                                                            -----------------------------
     Total operating expenses                                                    26,633            18,637
                                                                            -----------------------------
        Income before provision for income taxes and extraordinary items         25,980            13,400
Provision for income taxes                                                       10,472             5,280
                                                                            -----------------------------
        Net income before extraordinary items                                    15,508             8,120
Extraordinary items                                                                   -               (88)
                                                                            -----------------------------
        Net income                                                               15,508             8,032
                                                                            =============================
Net income per share - basic                                                $      0.91        $     0.50
                                                                            =============================
Net income per share - diluted                                              $      0.87        $     0.47
                                                                            =============================

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                          Three Months Ended March 31,
(Dollars in thousands) (unaudited)                                                        2000                 1999
----------------------------------------------------------------------------------------------------------------------
Net income                                                                         $    15,508              $    8,032
                                                                                   ------------------------------------

Other comprehensive income:

      Unrealized gains on securities:
             Unrealized holding losses arising during period (net of taxes of $(852) and $(179) for the three months ended March 31,
                  2000 and 1999, respectively)                                          (1,658)                   (649)
             Reclassification adjustment for gains included in
                  net income                                                                 1                       -
                                                                                   -----------------------------------
      Net change                                                                        (1,659)                   (649)

      Cash flow hedge:
             Net derivative gains arising during period (net of taxes of
                  $177 and $586 for the three months ended March 31, 2000 and 1999,
                  respectively)                                                            253                     838
             Reclassification adjustment for expenses included
                  in net income (net of taxes of $1 and $(30) for the three
                  months ended March 31, 2000 and 1999, respectively)                        2                     (43)
                                                                                   -----------------------------------
      Net change                                                                           251                     881
                                                                                   -----------------------------------

            Other comprehensive income                                                  (1,408)                    232
                                                                                   -----------------------------------

                 Comprehensive income                                              $    14,100              $    8,264
                                                                                   ===================================


See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Three Months Ended March 31,
(Dollars in thousands) (unaudited)                                      2000                   1999
------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                            $  15,508              $   8,032
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                             5,314                  1,163
    Depreciation and amortization                                         1,218                  1,002
    Deferred income taxes                                                (1,856)                  (209)
    (Gain) loss on sale of investments, net                                   -                    (61)
    Proceeds from loan sales                                             20,205
    Origination of loans held for sale                                  (16,459)
    Changes in:
        Accrued interest receivable  and other assets                   (16,958)                (1,710)
        Accrued interest payable and other liabilities                    7,262                  4,201
        Deferred loan fees and discounts, net                             1,054                  1,445
                                                               ----------------       ----------------
Operating cash flows, net                                                15,288                 13,863
                                                               ----------------       ----------------

Cash flows - investing activities
Maturities and partial paydowns on of investment securities:
    Held to maturity                                                     13,904                  4,094
    Available for sale                                                    1,978                 25,302
Purchase of investment securities:
    Held to maturity                                                    (98,098)                (7,320)
    Available for sale                                                  (40,006)              (106,386)
    Other securities                                                      1,494                    (47)
Proceeds from sale of available for sale securities                         194                 71,690
Loans, net                                                             (171,392)              (165,668)
Purchase of property, premises and equipment                              1,069                 (2,752)
Purchase of insurance policies                                           (2,524)                (1,935)
                                                               ----------------       ----------------
Investing cash flows, net                                              (293,381)              (183,022)
                                                               ----------------       ----------------

Cash flows - financing activities
Net change in deposits                                                  352,101                218,657
Net change in other borrowings - short term                              (3,476)                (5,399)
Principal repayment - long term borrowings                                    -                 (3,000)
Company obligated madatorially redeemable preferred
 securities of subsidiary trust holding solely junior
 subordinated debentures issued                                           9,500                      -
Proceeds from sale of common stock                                       14,782                  1,875
Cash dividends                                                           (2,701)                (2,146)
                                                               ----------------       ----------------
Financing cash flows, net                                               370,206                209,987
                                                               ----------------       ----------------

Net change in cash and cash equivalents                                  92,113                 44,282
Cash and cash equivalents at beginning of period                        371,693                291,369
                                                               ----------------       ----------------
Cash and cash equivalents at end of period                            $ 463,806              $ 335,651
                                                               ================       ================

Cash flows - supplemental disclosures
Cash paid during the period for:
    Interest                                                          $  28,619              $  37,552
    Income taxes                                                      $   1,172              $   7,729
Non-cash transactions:
    Additions to other real estate owned                              $       -              $     105


See notes to supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Consolidated Balance Sheet as of March 31, 2000, and the Consolidated Statements of Operations, Comprehensive Income and Cash Flows for the three months ended March 31, 2000 and March 31, 1999 have been prepared by Greater Bay Bancorp (the "Company") and are not audited. The results of operations for the quarter ended March 31, 2000 are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ended December 31, 2000. The supplemental consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements for the year ended December 31, 1999 included in this Current Report on Form 8-K file as of March 31, 2000.




Consolidation and Basis of Presentation

     The unaudited financial information presented was prepared on the same basis as the audited financial statements for the year ended December 31, 1999. The consolidated financial statements include the accounts of Greater Bay Bancorp ("Greater Bay" on a parent-only basis, and the "Company" on a consolidated basis) and its wholly owned subsidiaries, Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB"), Mt. Diablo National Bank ("MDNB"), Peninsula Bank of Commerce ("PBC"), GBB Capital I, GBB Capital II and GBB Capital III and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior periods consolidated financial statements to conform to the current presentation. In the opinion of management such unaudited financial statements reflect all adjustments necessary for fair statement of the results of operations and balances for the interim period presented. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" requires the Company to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:

                                                                              Accumulated
                                                                                 Other
                                    Unrealized Gains       Cash Flow         Comprehensive
(Dollars in thousands)                on Securities          Hedges              Income
---------------------------------------------------------------------------------------------
Balance - December 31, 1999          $    (9,559)        $     1,504          $    (8,055)
Current period change                     (1,659)                251               (1,408)
                                     --------------------------------------------------------
Balance - March 31, 2000             $   (11,218)        $     1,755          $    (9,463)
                                     ========================================================

                                                                              Accumulated
                                                                                 Other
                                    Unrealized Gains       Cash Flow         Comprehensive
(Dollars in thousands)                on Securities          Hedges              Income
---------------------------------------------------------------------------------------------
Balance - December 31, 1998          $     1,026         $      (677)         $       349
Current period change                       (649)                881                  232
                                     --------------------------------------------------------
Balance - March 31, 1999             $       377         $       204          $       581
                                     ========================================================

As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999

Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2--MERGERS

     On January 26, 2000, Greater Bay, Bank of Santa Clara ("BSC") and GBB Merger Corp. signed a definitive agreement for a merger between BSC and GBB Merger Corp., as a result of which BSC will become a wholly owned subsidiary of Greater Bay. The agreement provides for BSC shareholders to receive approximately 2,017,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the early third quarter of 2000, subject to regulatory and shareholder approvals.

     On March 21, 2000, Greater Bay, Bank of Petaluma ("BOP") and DKSS Corp. signed a definitive agreement for a merger between BOP and DKSS, as a result of which BOP will become a wholly owned subsidiary of Greater Bay. The agreement provides for BOP shareholders to receive approximately 990,000 shares of Greater Bay stock subject to certain adjustments based on changes in the Company's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the fourth quarter of 2000, subject to BOP's shareholders and regulatory approvals.

As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999

     The following table sets forth certain historical information concerning the operations of the Company, BSC and BOP for the period indicated and proforma combined information assuming the acquisitions had been consummated at the beginning of the period presented.

                               For the three months ended
(Dollars in thousands)               March 31, 2000
-----------------------------------------------------------

Net interest income:
   Greater Bay Bancorp         $                     41,916
   BSC                                                4,958
   BOP                                                2,231
                               ----------------------------
     Combined                  $                     49,105
                               ============================

Provision for loan
 losses:
   Greater Bay Bancorp         $                      5,314
   BSC                                                  225
   BOP                                                   15
                               ----------------------------
     Combined                  $                      5,554
                               ============================
Net income:
   Greater Bay Bancorp         $                     15,508
   BSC                                                1,221
   BOP                                                  567
                               ----------------------------
     Combined                  $                     17,296
                               ============================


There are currently no significant transactions between the Company and each of BSC and BOP.

As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999


NOTE 3--PROPERTY, PREMISES AND EQUIPMENT


     During the first quarter of 2000, the Company sold bank premises with a carrying value of $4.8 million for $5.4 million in a sale-lease back transaction. No gain was recognized on the transaction. Gains of $535,000 have been deferred and will be recognized over the term of the Company's lease.

NOTE 4--BORROWINGS

     Other borrowings are detailed as follows:

                                                         March 31,    December 31,
(Dollars in thousands)                                     2000          1999
--------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      Securities sold under agreements
         to repurchase                                    $45,000    $   55,100
      Short term notes payable                              1,124         1,500
      Fed Fund Purchases                                   14,000             -
      Advances under credit lines                          25,000         7,000
                                                  ------------------------------------
            Total short term borrowings                    85,124        63,600
                                                  ------------------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                          -        10,000
      FHLB advances                                        12,000        27,000
                                                  ------------------------------------
            Total other long term borrowings               12,000        37,000
                                                  ------------------------------------
Total other borrowings                                    $97,124    $  100,600
                                                  ====================================

     During the three month period ended March 31, 2000 and the twelve month period ended December 31, 1999, the average balance of securities sold under short term agreements to repurchase were $69.4 million and $25.5 million, respectively, and the average interest rates during those periods were 5.79% and 5.49%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the three month period ended March 31, 2000 and the twelve month period ended December 31, 1999, the average balance of federal funds purchased was $154,000 and $186,000, respectively, and the average interest rates during those periods were 6.50% and 5.29%, respectively. There were $14.0 million outstanding at March 31, 2000 and no such balances outstanding at December 31, 1999.

     The $10.0 million FHLB advances will mature in 2002. They are callable by the FHLB beginning in November 2000 and bear interest at a weighted average rate of 5.8%. The remaining FHLB advances of $2.0 million will mature in the year 2003 and have an average interest rate of 5.47%. The advances are collateralized by securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put option which gives it the right to demand early repayment.

As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999

NOTE 5--PER SHARE DATA

     Net income per share is stated in accordance with SFAS No. 128 "Earnings Per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the three months ended March 31, 2000 and 1999.


                                                       For the three months ended              For the three months ended
                                                             March 31, 2000                           March 31, 1999
                                                  -------------------------------------   -------------------------------------
                                                                  Average                                 Average
                                                    Income        Shares      Per Share      Income        Shares     Per Share
(Dollars in thousands, except per share amounts)  (Numerator)  (Denominator)   Amount     (Numerator)  (Denominator)   Amount
---------------------------------------------------------------------------------------   -------------------------------------
Net income                                        $   15,508                              $    8,032

Basic net income per share:
   Income available to common shareholders            15,508     17,088,000     $  0.91        8,032     16,078,000   $    0.50

Effect of dilutive securities:
   Stock options                                           -        821,000           -            -        986,000           -
                                                  -------------------------------------   -------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                        $   15,508     17,909,000     $  0.87   $    8,032     17,064,000   $    0.47
                                                  =====================================   =====================================


     There were options to purchase 6,475 and 475,125 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the three months ended March 31, 2000 and 1999, respectively.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 mergers with Coast Commercial Bank ("CCB") at a 0.6338 conversion ratio and Mt. Diablo Bancshares ("MD Bancshares") at a 0.9532 conversion ratio and the 1999 mergers with Bay Commercial Services ("BCS") at a 0.6833 conversion ratio and Bay Area Bancshares ("BA Bancshares") at a 1.38682 conversion ratio.


NOTE 6--ACTIVITY OF BUSINESS SEGMENTS

     The Company adopted SFAS No. 131. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

As of March 31, 2000 and December 31, 1999 and for the
Three Months Ended March 31, 2000 and 1999

     The Company is organized primarily along community banking and trust divisions. Fourteen of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segment's key operating results and financial position for the three months ended March 31, 2000 and 1999:

                                                                Three Months Ended                     Three Months Ended
                                                                  March 31, 2000                         March 31, 1999
                                                       --------------------------------------------------------------------------
                                                            Community            Trust            Community            Trust
(Dollars in thousands)                                       Banking          Operations           Banking           Operations
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       $   42,437            $    118         $   29,424          $      57
Other income                                                  14,671                 863              3,411                725
Operating expenses, excluding
 merger and
     other related nonrecurring                               23,564                 650             18,354                718
      costs
Net income before income taxes (1)                            28,275                 286             13,391                 (9)

Total assets                                               3,504,655                   -          2,539,520                  -
Deposits                                                   3,096,997              62,103          2,212,297             45,477
Assets under management                                            -             751,677                  -            630,490


(1) Includes intercompany earnings allocation charge which is eliminated in consolidation.

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the three months ended March 31, 2000 and 1999 is presented below.

                                                        Three Months Ended          Three Months Ended
                                                          March 31, 2000            March 31, 1999
                                                       -------------------          ------------------
Net interest income and other income
   Total segment net interest income and other income           $   58,089                  $   33,617
   Parent company net interest income and other income                (162)                       (417)
                                                            --------------              --------------
      Consolidated net interest income and other income         $   57,927                  $   33,200
                                                            ==============              ==============

Net income before taxes, merger
related nonrecurring costs and extraordinary items
   Total segment net income before taxes                        $   28,561                  $   13,382
   Parent company net income before taxes                            1,300                          18
                                                            --------------              --------------
      Consolidated net income before taxes,
         merger and other related costs and
         extraordinary items                                    $   29,861                  $   13,400
                                                            ==============              ==============

Total assets
   Total segment assets                                         $3,504,655                  $2,539,520
   Parent company assets                                           102,582                      55,501
                                                            --------------              --------------
      Consolidated total assets                                 $3,607,237                  $2,595,021
                                                            ==============              ==============

NOTE 7--CASH DIVIDEND

     The Company declared a cash dividend of $0.15 cents per share payable on April 15, 2000 to shareholders of record as of March 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay is a bank holding company operating BAB, BBC, CCB, CNB, Golden Gate, MPB, MDNB, and PBC. The Company also owns and operates GBB Capital I, GBB Capital II, and GBB Capital III which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 27 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Walnut Creek, and Watsonville.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

RESULTS OF OPERATIONS

     Net income for the first quarter of 2000 increased 93.1% to $15.5 million, or $0.87 per diluted share, compared to net income of $8.0 million, or $0.47 per diluted share, for the first quarter of 1999. The first quarter 2000 results included nonrecurring warrant income of $8.6 million compared to nonrecurring warrant income of $4,000 during the first quarter of 1999. In addition, the first quarter of 2000 included nonrecurring merger related costs and extraordinary items of $2.4 million compared to nonrecurring merger related costs and extraordinary items of $88,000 in the first quarter of 1999. As a result, net income, including nonrecurring warrant income and excluding nonrecurring merger related expenses and extraordinary items, increased 120.5% to $17.9 million, or $1.00 per diluted share, for the first quarter of 2000, compared to $8.1 million, or $0.48 per diluted share, in the first quarter of 1999.

     Greater Bay Bancorp's core earnings, which is its net income, excluding nonrecurring warrant income, merger related costs and extraordinary items, for the first quarter of 2000 increased 58.64% to $12.9 million, or $0.72 per diluted share, compared to $8.1 million, or $0.48 per diluted share, in the first quarter of 1999. Based on its core earnings for the first quarter of 2000, Greater Bay Bancorp's return on average equity was 23.17%, its return on average assets was 1.50% and its efficiency ratio was 45.98%. During the first quarter of 1999, Greater Bay Bancorp's core earnings resulted in return on average equity of 20.13%, return on average assets of 1.35% and an efficiency ratio of 56.14%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     The following table summarizes net income, net income per share and key financial ratios inclusive of and exclusive of merger, nonrecurring and extraordinary items for the three month periods presented:

                                                   Income before merger,     Income after technology gains   Income after merger,
                                                       nonrecurring             and before merger and            nonrecurring
                                                   and extraordinary items       extraordinary items         and extraordinary items
                                                   ---------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)    March 31,    March 31,    March 31,    March 31,         March 31,    March 31,
                                                      2000         1999         2000         1999              2000         1999
                                                   ---------------------------------------------------------------------------------
Net income                                         $12,878      $ 8,118        $17,897      $ 8,116          $ 15,508     $ 8,032
Net income per share
   Basic                                           $  0.75      $  0.50        $  1.05      $  0.50          $   0.91     $  0.50
   Diluted                                         $  0.72      $  0.48        $  1.00      $  0.48          $   0.87     $  0.47
Return on average assets                              1.50%        1.35%          2.08%        1.34%             1.81%       1.33%
Return on average shareholders' equity               23.17%       20.13%         32.20%       20.12%            27.90%      19.91%

     The Company reported net income of $15.5 million for the three months ended March 31, 2000, a 93.1% increase over the three months ended March 31, 1999 net income of $8.0 million. Basic net income per share was $0.91 for the three months ended March 31, 2000, as compared to $0.50 for the three months ended March 31, 1999. Diluted net income per share was $0.87 and $0.47 for the three months ended March 31, 2000 and 1999, respectively. The return on average assets and return on average shareholders' equity were 1.81% and 27.90% for the three months ended March 31, 2000, compared with 1.33% and 19.91% for the three months ended March 31, 1999.

     The 93.1% increase in 2000 net income as compared to 1999 was the result of significant growth in loans, investments, trust assets and deposits. For the three months ended March 31, 2000, net interest income increased 46.5% as compared to the three months ended March 31, 1999. This increase was primarily due to a 41.7% increase in average interest-earning assets for the three months ended March 31, 2000 compared to the three months ended March 31, 1999. The increases in loans, trust assets and deposits also contributed to the 32.3% increase in trust fees, loan and international banking fees, service charges and other fees. Other income includes $2.1 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset for the three months ended March 31, 2000 by a 22.1% increase in recurring operating expenses, as compared to the three months ended March 31, 1999.

  For the three months ended March 31, 2000, merger and related nonrecurring costs were $2.4 million, net of taxes, as compared to $0 the three months ended March 31, 1999. Warrant income, net of related expenses and taxes, was $5.1 million for the three months ended March 31, 2000 as compared to $2,000 for the three months ended March 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

     The following table presents, for the quarters indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                           Three Months Ended             Three Months Ended            Three Months Ended
                                             March 31, 2000                December 31, 1999              March 31, 1999
                                            -----------------             --------------------          --------------------
                                                           Average                          Average                        Average
                                     Average                Yield/    Average                Yield/   Average               Yield/
(Dollars in thousands)              Balance(1)  Interest    Rate    Balance(1)   Interest    Rate    Balance(1)  Interest    Rate
------------------------------------------------------------------  -------------------------------  -----------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                     $  275,679   $ 4,053   5.90%    $  278,843    $ 4,355   6.20%    $  110,955   $ 1,288    4.71%
 Other short term securities            30,583       468   6.14%        17,365        300   6.85%        69,493     1,062    6.20%
 Investment securities:
  Taxable                              568,025    10,004   7.06%       527,332      8,594   6.47%       420,943     6,399    6.17%
  Tax-exempt (1)                       117,549     1,548   5.28%       106,852      1,300   4.83%        91,846     1,067    4.71%
 Loans (2), (3)                      2,208,556    53,380   9.69%     2,017,723     48,940   9.62%     1,565,961    36,370    9.42%
                                    ----------   -------            ----------    -------            ----------    ------
    Total interest-earning assets    3,200,392    69,453   8.70%     2,948,115     63,489   8.54%     2,259,198    46,186    8.29%
 Noninterest-earning assets            243,902                         228,857                          188,211
                                    ----------   -------            ----------    -------            ----------    ------
      Total assets                  $3,444,294    69,453            $3,176,972     63,489            $2,447,409    46,186
                                    ==========   -------            ==========    -------            ==========    ------

INTEREST-BEARING LIABILITIES:
 Deposits:
  MMDA, NOW and Savings             $1,771,550    17,263   3.91%    $1,645,959     15,391   3.71%     1,197,128     9,750    3.30%
  Time deposits, over $100,000         490,693     6,257   5.11%       451,614      5,459   4.80%       357,715     4,115    4.67%
  Other time deposits                  105,138     1,283   4.89%       109,050      1,282   4.66%       129,365     1,434    4.50%
                                    ----------   -------            ----------    -------            ----------    ------
    Total interest-bearing deposits  2,367,381    24,803   4.20%     2,206,623     22,132   3.98%     1,684,208    15,299    3.68%
 Other borrowings                      107,512     1,658   6.19%       100,173      1,456   5.77%        86,274     1,156    5.43%
 Subordinated debt                           -         -                     -          -                 2,443        71   11.79%
                                    ----------   -------            ----------    -------            ----------    ------
    Total interest-bearing
     liabilities                     2,474,893    26,461   4.29%     2,306,796     23,588   4.06%     1,772,925    16,526    3.78%
 Trust Preferred Securities             50,940     1,076   8.47%        50,000      1,054   8.36%        50,000     1,054    8.55%
                                    ----------   -------            ----------    -------            ----------    ------
    Total interest-bearing
     liabilities and capital
     securities                      2,525,833    27,537   4.37%     2,356,796     24,642   4.15%     1,822,925    17,580    3.91%
 Noninterest-bearing deposits          635,374                         594,811                          431,170
 Other noninterest-bearing
   liabilities                          60,163                          40,419                           29,742
 Shareholders' equity                  222,924                         184,946                          163,572
                                    ----------                      ----------                       ----------
    Total liabilities and
     shareholders' equity           $3,444,294    27,537            $3,176,972     24,642            $2,447,409    17,580
                                    ==========   -------            ==========    -------            ==========   -------
 Net interest income                             $41,916                          $38,847                         $28,606
                                                 =======                          =======                         =======
 Including capital securities:
 ----------------------------------
 Interest rate spread                                      4.33%                            4.40%                            4.38%
 Contribution of interest free funds                       0.92%                            0.83%                            0.76%
 Net yield on interest-earnings assets (4)                 5.25%                            5.23%                            5.14%

 Excluding capital securities:
 -----------------------------------
 Interest rate spread                                      4.42%                            4.49%                            4.51%
 Contribution of interest free funds                       0.97%                            0.88%                            0.81%
 Net yield on interest-earnings assets (5)                 5.39%                            5.37%                            5.32%

(1) The tax equivalent yields earned on the tax exempt securities are 7.66%, 6.99% and 6.83% for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999, respectively, using the federal statuory rate of 34%.
(2)  Nonaccrual loans are excluded in the average balance.
(3) Interest income includes loan fees of $1,739,000, $1,597,000 and $1,491,000 for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999, respectively.
(4) Equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities and capital securities, divided by (b) average interest-earning assets for the period.
(5) Equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by
     (b) average interest-earning assets for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     Net interest income, excluding interest expense on the Trust Preferred Securities issued by the Company ("capital securities"), for the first quarter of 2000 was $43.0 million, a $3.1 million increase over the fourth quarter of 1999 and a $13.3 million increase over the first quarter of 1999. The increase from the first quarter of 1999 to the first quarter of 2000 was primarily due to the $941.2 million, or 41.7% increase in average interest-earning assets. The increase from the fourth quarter of 1999 to the first quarter of 2000 was primarily due to the $252.3 million, or 8.6% increase in average interest-earning assets, which was further increased by a 2 basis points increase in the Company's net yield on interest-earning assets from 5.37% in the fourth quarter of 1999 to 5.39% in the first quarter of 2000.


     The interest rate spread for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999, were reduced by the low spread earned on PBC's Special Deposits (discussed in Note 7 to the consolidated financial statements and notes thereto included in the Current Report on Form 8-K filed on February 1, 2000. As of March 31, 2000, PBC held $99.7 million in two demand deposits accounts (the "Special Deposits"). The Special Deposits represent the proposed settlement of class action lawsuits not involving the Company. Due to the uncertainty of the time the Special Deposits will remain with PBC, management has invested a significant portion of the funds from this deposit in agency securities with maturities of less than 90 days. The average deposit balances related to the Special Deposits were $101.1 million, $121.5 million and $99.0 million for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999 respectively, on which the Company earned a spread of approximately 3.05%, 3.10% and 3.00%, respectively. Excluding PBC's Special Deposits, the net yield on interest earning assets would have been 5.46%, 5.47% and 5.43% for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999 respectively. Excluding the Special Deposits, the approximate interest rate spread would have been 4.36%, 4.43% and 4.46% for the quarters ended March 31, 2000, December 31, 1999 and March 31, 1999 respectively. The purchase of bank-owned life insurance ("BOLI") also reduced the Company's net interest spread since the earnings of BOLI are included in other income while the cost of funding BOLI is included in interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the quarters indicated, a summary of the changes in interest income and interest expense due to average asset and liability balances (volume) and due to changes in average interest rates (rate). Changes in interest income and expense which are not attributable specifically to either volume or rate, are allocated proportionately between both variances. Nonaccrual loans are excluded from average loans. The impact of capital securities is not included in this table.

                                                      Three months Ended March 31, 2000         Three months Ended March 31, 2000
                                                       Compared with December 31, 1999            Compared with March 31, 1999
                                                           favorable (unfavorable)                   favorable (unfavorable)
                                                    -------------------------------------    -------------------------------------
(Dollars in thousands)                                 Volume          Rate         Net         Volume          Rate         Net
---------------------------------------------------------------      --------    --------    -----------      --------     -------
INTEREST-EARNING ASSETS:
  Fed funds sold                                    $       (57)     $   (245)   $   (302)   $     2,363      $    402     $ 2,765
  Other short term securities                               202           (34)        168           (584)          (10)       (594)
  Investment securities:
     Taxable                                                641           769       1,410          2,543         1,062       3,605
     Tax-exempt                                             128           120         248            336           145         481
Loans                                                     4,117           323       4,440         15,879         1,131      17,010
                                                    -----------      --------    --------    -----------      --------     -------
       Total interest-earning assets                      5,031           933       5,964         20,537         2,730      23,267
                                                    -----------      --------    --------    -----------      --------     -------

INTEREST-BEARING LIABILITIES:
  Deposits:
     MMDA, NOW and Savings                               (1,100)         (772)     (1,872)        (5,436)       (2,077)     (7,513)
     Time deposits, over $100,000                          (451)         (347)       (798)        (1,701)         (441)     (2,142)
     Other time deposits                                     52           (53)         (1)           277          (126)        151
                                                    -----------      --------    --------    -----------      --------     -------
       Total interest-bearing deposits                   (1,499)       (1,172)     (2,671)        (6,860)       (2,644)     (9,504)
Other borrowings                                           (101)         (101)       (202)          (321)         (181)       (502)
Subordinated debt                                             -             -           -             36            35          71
                                                    -----------      --------    --------    -----------      --------     -------
       Total interest-bearing liabilities:               (1,600)       (1,273)     (2,873)        (7,145)       (2,790)     (9,935)
                                                    -----------      --------    --------    -----------      --------     -------
       Increase (decrease) in net interest income   $     3,431      $   (340)   $  3,091    $    13,392      $    (60)    $13,332
                                                    ===========      ========    ========    ===========      ========     =======

   The Quarter Ended March 31, 2000 compared to March 31, 1999
   -----------------------------------------------------------

     Interest income in the first quarter ended March 31, 2000 increased 50.4% to $69.5 million from $46.2 million in the same period in 1999. This was primarily due to the $20.5 million favorable volume variance which resulted from a $941.2 million, or 41.7%, increase in average interest-earning assets over the comparable prior year. Average loans increased $642.6 million, or 41.0%, to 2.2 billion for the first quarter of 2000 as compared to $1.6 billion for the first quarter of 1999.

     The average yield on interest-earning assets increased 41 basis points to 8.70% in the first quarter of 2000 from 8.29% in the same period of 1999 primarily due to the increase on the yields on loans. Average yields on loans increased 27 basis points to 9.69% in the three months ended March 31, 2000 from 9.42% for the same period in 1999, primarily as a result of increases in market rates of interest.

     Interest expense, excluding capital securities, in the first quarter of 2000 increased 60.1% to $26.5 million from $16.5 million for the same period in 1999. This increase was due to an increase in average interest-bearing liabilities and higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 39.6% to $2.5 billion in the first quarter of 2000 from $1.8 billion in the same period for 1999 due to the efforts of the Company's relationship managers in generating core deposits from their client relationships, deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     As a result of the foregoing, the Company's interest rate spread excluding capital securities was 4.42% in the first quarter of 2000 compared to 4.51% in the same quarter one year earlier and the net yield on interest-earning assets increased to 5.39% from 5.32%.

     During the first quarter of 2000, average noninterest-bearing deposits increased to $635.4 million from $431.2 million in the same period in 1999. Average noninterest-bearing deposits comprised 21.2% of total deposits for the first quarter in 2000, compared to 20.4% for the same period in 1999.

     The Quarter Ended March 31, 2000, compared to December 31, 1999
     ---------------------------------------------------------------

     Interest income increased 9.4% to $69.5 million for the first quarter of 2000, as compared to $63.5 million for the previous quarter. Average interest-earning assets increased 8.6% in the first quarter of 2000 from $2.9 billion for the previous quarter. The increase in interest income for the first quarter of 2000, as compared to the prior quarter, was primarily the result of an increase in the average balances of loans which increased $190.8 million and investment securities which grew $51.4 million from the prior quarter. The impact of increases in average balances on loans was enhanced by an increase in the yield earned on those assets. The yield on the average interest-earning assets increased 16 basis points to 8.70% in the first quarter of 2000 from 8.54% in the fourth quarter of 1999, primarily as a result of increases in market rates of interest.

     Interest expense, excluding capital securities, in the first quarter of 2000 increased 12.2% to $26.5 million from $23.6 million in the prior quarter. The increase is the result of increased interest-bearing liabilities, which rose to $2.5 billion for the first quarter of 2000, as compared to $2.3 billion for the prior quarter, and a 23 basis point increase in the cost of funds which increased to 4.29% in the first quarter of 2000.

     As a result of the foregoing, the Company's interest rate spread excluding capital securities was 4.42% in the first quarter of 2000 compared to 4.49% in the prior quarter and the net yield on interest-earning assets increased to 5.39% from 5.37%.

     During the first quarter of 2000, average noninterest-bearing deposits increased to $635.4 million from $594.8 million in the fourth quarter of 1999. Average noninterest-bearing deposits comprised 21.2% of total deposits for the first quarter in 2000 and for the prior quarter.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     Certain client service expenses were incurred by the Company with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items and are included in operating expenses. Had they been included in interest expense, the impact of these expenses on the Company's net yield on interest-earning assets would have been as follows for each of the quarters presented.



                                                        Three Months Ended March 31,
(Dollars in thousands)                                     2000              1999
------------------------------------------------------------------------------------
Average noninterest bearing demand deposits              $ 635,374         $ 431,170
Client service expenses                                        702               609
Client service expenses, annualized                           0.44%             0.57%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets                          5.25%             5.14%
Impact of client service expense                             (0.09)%           (0.11)%
                                                         ---------------------------
Adjusted net yield on interest-earning assets (1)             5.17%             5.03%
                                                         ============================


(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield of spread.


     The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to control its interest expense.

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

     Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the methodology the Company uses in determining an adequate allowance for loan losses.

     The provision for loan losses for the first quarter of 2000 was $5.3 million, compared to $1.2 million for the first quarter of 1999. In addition, in connection with the MD Bancshares merger, the Company made an additional provision for loan losses of $860,000 in the first quarter of 2000 to conform to the Company's allowance methodology. Nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more, increased from $5.1 million, or 0.31% of loans outstanding, at March 31, 1999, to $7.0 million or 0.30% of loans outstanding at March 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     For further information on nonperforming and classified loans and the allowance for loan losses, see--"Nonperforming and Classified Assets" herein.


Other Income

     Total other income increased to $16.0 million for the first quarter of 2000 compared to $4.6 million for the first quarter of 1999. The following table sets forth information by category of other income for the quarters indicated.

                                                                  At and for the three month periods ended
                                         ----------------------------------------------------------------------------------------
                                              March 31,       December 31,        September 30,        June 30,       March 31,
(Dollars in thousands)                          2000              1999                 1999             1999            1999
=================================================================================================================================
Service charges and other fees                    1,351              1,436                1,351           1,192           1,214
Loan and international banking fees          $    1,176                915                1,070             865             673
Trust fees                                          924                774                  768             727             721
ATM network revenue                                 569                634                  789             613             645
Gain on sale of SBA loans                           452                 72                  675             470             813
Gain (loss) on sale of investments, net              (1)               (23)                   4              (9)             61
Other                                             2,931              4,046                1,876             631             463
                                             ------------------------------------------------------------------------------------
   Total, recurring                               7,402              7,854                6,533           4,489           4,590
Warrant income                                    8,609             14,278                    -             226               4
                                             ------------------------------------------------------------------------------------
   Total                                     $   16,011       $     22,132      $         6,533       $   4,715      $    4,594
                                             ====================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     For the first quarter of 2000 as compared to the same period in 1999, the increase in other income was a result of $503,000 increase in loan and international banking fees, a $137,000 increase in service charges and other fees, and a $203,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. The gains on sale of SBA loans has declined to $452,000 as compared to $813,000 for the same quarter in 1999. The average premiums paid on SBA loans sold has declined reducing the gains earned by the Company. Other income for the first quarter of 2000 and the fourth quarter of 1999 includes $2.1 million and $3.1 million in appreciation recognized on equity securities received in the settlement of a loan. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     In November 1999, the voters of San Francisco adopted an ordinance which prohibits financial institutions in San Francisco from imposing surcharges of any kind to noncustomers who access automated teller machines to conduct electronic transactions, including cash withdrawals and fund transfers. Other cities in California have either adopted or are considering similar proposals. The Company estimates that approximately $37,000 of ATM network revenue during the first quarter of 2000 was derived from such type of surcharges in the City and County of San Francisco. While the implementation of this ordinance has been blocked through legal challenges and is not material, the adoption of similar laws in other areas where the Company operates ATMs could cause a more substantial reduction in ATM network revenue in the future.

     Other income for the first quarter of 2000 and the first quarter of 1999 included warrant income of $8.6 million and $4,000, respectively, net of related employee incentives. The Company holds in excess of 100 warrant positions. We have historically obtained rights to acquire stock, in the form of warrants, in certain clients as part of negotiated credit facilities. We may not be able to realize gains form these equity instruments in future periods due to fluctuations in the market prices of the underlying common stock of these companies. The timing and amount of income, if any, from the disposition of client warrants typically depend upon factors beyond our control, including the general condition of the public equity markets, levels of mergers and acquisitions activity, and legal and contractual restrictions on our ability to sell the underlying securities. Therefore, future gains cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. In addition, a significant portion of the income we realize from the disposition of client warrants may be offset by expenses related to our efforts to build an infrastructure sufficient to support our present and future business activities, as well as expenses incurred in evaluating and pursuing new business opportunities, or by increases to the provision for loan losses.


Operating Expenses

     The following table sets forth the major components of operating expenses for the quarters indicated.


                                                                               At and for the three month periods ended
                                                                      ---------------------------------------------------
                                                                          March 31,       December 31,     September 30,
(Dollars in thousands)                                                      2000              1999             1999
-------------------------------------------------------------------------------------------------------------------------
Compensation and benefits                                              $   12,835        $    12,665          $    11,411
Occupancy and equipment                                                     4,357              3,902                3,413
Legal and other professional fees                                             920                585                  850
Telephone, postage and supplies                                               864                878                  893
Client services                                                               702                628                  500
Marketing and promotion                                                       686                685                  581
FDIC insurance and regulatory assessments                                     240                187                  183
Directors' fees                                                               153                398                  213
Expenses on other real estate owned                                            10                (53)                  30
Other                                                                       1,985              2,000                2,368
                                                                      ---------------------------------------------------
    Total operating expenses, excluding merger costs                       22,752             21,875               20,442
Contribution to the GBB Foundation and related expense, net                     -             11,837                    -
Merger costs                                                                3,881              6,367                    -
                                                                      ---------------------------------------------------
    Total operating expenses                                           $   26,633       $     40,079          $    20,442
                                                                      ===================================================
Efficiency ratio, excluding trust operations                                45.63%             65.62%               55.94%
Efficiency ratio, excluding trust operations and before merger costs        38.81%             35.32%               55.94%
Total operating expenses to average assets*                                  3.10%              5.01%                3.20%
Total operating expenses to average assets, before
  merger costs*                                                              2.65%              2.73%                3.20%

*Annualized


                                                                         At and for the three month periods ended
                                                                      -------------------------------------------
                                                                                  June 30,            March 31,
(Dollars in thousands)                                                             1999                 1999
-----------------------------------------------------------------------------------------------------------------
Compensation and benefits                                                     $     10,862            $    10,521
Occupancy and equipment                                                              3,160                  3,415
Legal and other professional fees                                                      700                    659
Telephone, postage and supplies                                                        852                    845
Client services                                                                        310                    609
Marketing and promotion                                                                597                    567
FDIC insurance and regulatory assessments                                              142                    139
Directors' fees                                                                         91                    250
Expenses on other real estate owned                                                     15                     21
Other                                                                                2,653                  1,611
                                                                      -------------------------------------------
    Total operating expenses, excluding merger costs                                19,382                 18,637
Contribution to the GBB Foundation and related expense, net                            323                      -
Merger costs                                                                         3,965                      -
    Total operating expenses                                                  $     23,670            $    18,637
                                                                      -------------------------------------------
Efficiency ratio, excluding trust operations                                         74.43%                 55.27%
                                                                      ===========================================
Efficiency ratio, excluding trust operations and before merger costs                 60.50%                 55.27%
Total operating expenses to average assets*                                           3.98%                  3.09%
Total operating expenses to average assets, before
  merger costs*                                                                       3.26%                  3.09%

*Annualized

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating expenses totaled $26.6 million for the first quarter of 2000, compared to $18.6 million for the first quarter of 1999. The ratio of operating expenses to average assets, before merger costs, was 2.65% for the first quarter of 2000 and 3.09% for the first quarter of 1999.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same
(or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio, excluding trust operations and nonrecurring items, for the first quarter of 2000 was 38.81%, compared to 55.27% for the first quarter of 1999. The Company's efficiency ratio for the first quarter of 2000 was lowered in part by the impact of the $2.1 million in appreciation on equity securities received in settlement of a loan. Excluding this income, the Company's efficiency ratio would have been 47.71%.

     As indicated by the improvements in the efficiency ratio and ratio of total operating expenses to average assets, the Company has been able to achieve increasing economies of scale. For the first quarter of 2000, average assets increased 40.7% from the first quarter of 1999, while operating expenses, excluding nonrecurring cost, increased only 22.1%.

     Compensation and benefits expenses increased for the first quarter of 2000 to $12.8 million, compared to $10.5 million for the first quarter of 1999. The increase in compensation and benefits is due primarily to the addition of personnel to accommodate the growth of the Company.

     The increase in occupancy and equipment; telephone, postage, and supplies; marketing and promotion; and client service expense was related to the Company's growth.

Income Taxes

     The Company's effective income tax rate for the first quarter of 2000 was 40.3%, compared to 39.4% in the first quarter of 1999. The effective rates were lower than the statutory rate of 42.0% due to tax-exempt income on municipal securities, state enterprise zone credits and the preferential tax treatment of the donation of appreciated warrants to the Foundation. The reductions were partially offset by the impact of merger and other related nonrecurring costs.

FINANCIAL CONDITION

     Total assets increased 12.2% to $3.6 billion at March 31, 2000, compared to $3.2 billion at December 31, 1999. The increase in the first quarter of 2000 was primarily due to increases in the Company's loan portfolio funded by growth in deposits.

Loans

     Total gross loans increased 7.8% (31.3% annualized) to $2.3 billion at March 31, 2000, compared to $2.1 billion at December 31, 1999. The increase in the loan volume during the first three months of 2000 was primarily due to the continued strength of the economy in the Company's market areas coupled with the business development efforts of the Company's relationship managers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.


     The following table presents the composition of the Company's loan portfolio at the dates indicated.



                                                    March 31,                       December 31,                  March 31,
                                                      2000                              1999                        1999
                                       --------------------------------------------------------------------------------------------
(Dollars in thousands)                         Amount           %                Amount           %           Amount          %
-----------------------------------------------------------------------------------------------------------------------------------
Commercial                                   $  956,341        42.6%           $  845,422        40.5%      $  690,330        42.8 %
Team real-Commercial                            641,163        28.5               595,499        28.6          451,599        28.0
                                       --------------------------------------------------------------------------------------------
        Total commercial                      1,597,504        71.1             1,440,921        69.1        1,141,929        70.8
Real estate construction and land               474,916        21.1               459,349        22.0          297,119        18.4
Real estate term - other                        117,628         5.2               111,703         5.4          104,400         6.5
Consumer and other                              116,880         5.2               128,120         6.1          110,017         6.8
                                       --------------------------------------------------------------------------------------------
        Total loans, gross                    2,306,928       102.7             2,140,093       102.6        1,653,465       102.5
Deferred fees and discounts, net                (11,255)       (0.5)              (10,604)       (0.5)          (9,202)       (0.6)
                                       --------------------------------------------------------------------------------------------
        Total loans, net of
         deferred fees                        2,295,673       102.2             2,129,489       102.1        1,644,263       101.9
Allowance for loan losses                       (48,650)       (2.2)              (44,147)       (2.1)         (30,748)       (1.9)
                                       -------------------------------------------------------------------------------------------
        Total loans, net                     $2,247,023       100.0%           $2,085,342       100.0%      $1,613,515       100.0%
                                       ===========================================================================================


Nonperforming and Classified Assets


     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                At and for the three month periods ended
                                                          -------------------------------------------------------------------
                                                              March 31,   December 31,   September 30,   June 30,   March 31,
(Dollars in thousands)                                          2000         1999            1999         1999        1999
-----------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
           Nonaccrual loans                                      $6,203         $5,516         $ 7,864     $5,578      $4,137
           Accruing loans past due 90 days or more                   10             51             353        209           -
           Restructured loans                                       743            807           1,492      1,034         951
                                                          -------------------------------------------------------------------
                 Total nonperforming loans                        6,956          6,374           9,709      6,821       5,088
Other real estate owned                                             271            271             515        595         620
                                                          -------------------------------------------------------------------
                 Total nonperforming assets                      $7,227         $6,645         $10,224     $7,416      $5,708
                                                          ===================================================================

           Nonperforming assets to total loans
              and other real estate owned                          0.31%          0.31%           0.53%      0.42%       0.35%
           Nonperforming assets to total assets                    0.20%          0.21%           0.34%      0.27%       0.22%


     At March 31, 2000, the Company had $6.2 million in nonaccrual loans. Interest income foregone on nonaccrual loans outstanding totaled $311,000 and $110,000 for the three months ended March 31, 2000 and 1999, respectively.

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At March 31, 2000, OREO acquired through foreclosure had a carrying value of $271,000, same as December 31, 1999.

     The Company had $743,000 and $807,000 of restructured loans as of March 31, 2000 and December 31, 1999, respectively. There were no principal reduction concessions allowed on restructured loans during the first quarter of 2000 or 1999. Interest income from restructured loans totaled $20,000 and $9,000 for the three months ended March 31, 2000 and 1999, respectively. Foregone interest income, which totaled $241,000 and $8,000 for the three months ended March 31, 2000 and 1999, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

     The Company has three classifications for problem loans: "substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the classified assets at the dates indicated.

                                                                                At and for the three month periods ended
                                                          -------------------------------------------------------------------
                                                              March 31,   December 31,   September 30,   June 30,   March 31,
(Dollars in thousands)                                          2000           1999            1999       1999        1999
-----------------------------------------------------------------------------------------------------------------------------
Substandard                                                     $27,720        $28,679         $29,299    $27,203     $19,434
Doubtful                                                          5,772          1,850           2,316      1,579       1,212
Loss                                                                  -              -               -          -           -
Other real estate owned                                             271            271             515        595         620
                                                          -------------------------------------------------------------------
     Classified assets                                          $33,763        $30,800         $32,130    $29,377     $21,266
                                                          ===================================================================

Classified assets to total loans and other real                    1.47%          1.45%           1.66%      1.65%       1.29%
   estate owned
Allowance for loan losses to total classified assets             144.09%        143.33%         114.21%    112.39%     144.59%


     With the exception of these classified assets, management was not aware of any loans outstanding as of March 31, 2000 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

 Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the quarters indicated.

                                                                           At and for the three month periods ended
                                                           ---------------------------------------------------------------------
                                                           March 31,     December 31,  September 30,   June 30,       March 31,
(Dollars in thousands)                                       2000            1999           1999         1999           1999
----------------------------------------------             ---------------------------------------------------------------------
Period end loans outstanding                               $2,295,673      $2,129,489     $1,940,662   $1,784,111     $1,647,867
Average loans outstanding                                  $2,208,556      $2,017,723     $1,868,109   $1,721,483     $1,565,961
Allowance for loan losses:
Balance at beginning of period                             $   44,147      $   36,696     $   33,016   $   30,748     $   29,831
Charge-offs:
     Commercial                                                (1,694)         (1,334)          (776)        (278)          (226)
     Real estate construction and land                              -               -              -            -              -
     Real estate term                                               -               -              -            -              -
     Consumer and other                                           (97)            (81)          (103)         (43)           (72)
                                                           ---------------------------------------------------------------------
       Total charge-offs                                       (1,791)         (1,415)          (879)        (321)          (298)
                                                           ---------------------------------------------------------------------

Recoveries:
     Commercial                                                   127              59            760          218             34
     Real estate construction and land                              -               -              1            2              1
     Real estate term                                               -               -              -            1              -
     Consumer and other                                             3             280             43            5             17
                                                           ---------------------------------------------------------------------
       Total recoveries                                           130             339            804          226             52
                                                           ---------------------------------------------------------------------
     Net charge-offs                                           (1,661)         (1,076)           (75)         (95)          (246)
Provision charged to income /(1)/                               6,164           8,527          3,755        2,363          1,163
                                                           ---------------------------------------------------------------------
Balance at end of period                                   $   48,650      $   44,147     $   36,696   $   33,016     $   30,748
                                                           =====================================================================

Quarterly net charge-offs to average loans outstanding
   during the period, annualized                                 0.30%           0.21%          0.02%        0.02%          0.06%
Year to date net charge-offs to average loans outstanding
   during the period, annualized                                 0.30%           0.07%          0.03%        0.04%          0.06%
Allowance as a percentage of average loans outstanding           2.20%           2.19%          1.96%        1.92%          1.96%
Allowance as a percentage of period end loans outstanding        2.12%           2.07%          1.89%        1.85%          1.87%
Allowance as a percentage of non-performing loans              699.40%         692.61%        377.96%      484.03%        604.32%

_______________________

(1) Includes $860,000 in the first quarter of 2000, $2,300,000 in the fourth quarter of 1999 and $400,000 in the second quarter of 1999 to conform practices to the Company's reserve methodologies, which is included in mergers and related nonrecurring costs.


     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.


     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology. The Company's methodology is, and has been, consistently followed. However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company intends to enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans, is to some extent, based on the judgment and experience of management. In general, management feels that the allowance for loan losses is adequate as of March 31, 2000. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     At March 31, 2000, the allowance for loan losses was $48.7 million, consisting of a $33.5 million allocated allowance and a $15.2 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 .    The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 .    Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 .    The results of bank regulatory examinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds.

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At March 31, 2000, the Banks had approximately $62.9 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of March 31, 2000, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income and increases in interest payable and other liabilities, totaled $15.3 million and $13.9 million for the three months ended March 31, 2000 and 1999, respectively. Cash used for investing activities totaled $293.4 million and $183.0 million for the three months ended March 31, 2000 and 1999, respectivley. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the three months ended March 31, 2000 net cash provided by financing activities was $370.2 million, compared to $210.0 million for the three months ended March 31, 2000. Historically, the primary financing activity of the Company has been through deposits. For the three months ended March 31, 2000 and 1999, deposit gathering activities generated cash of $352.1 million and $218.9 million, respectively. This represents a total of 95.1% and 104.1% of the financing cash flows for the three months ended March 31, 2000 and 1999, respectively. The Company has supplemented its financing activities through the issuance of Trust Preferred Securities and common stock. See "Capital Resources" for further discussion below.

Capital Resources

     Shareholders' equity at March 31, 2000 increased to $232.8 million from $206.6 million at December 31, 1999. Greater Bay paid dividends of $0.15 and $0.48 per share during the three months ended March 31, 2000 and the twelve months ended December 31, 1999, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     In the first quarter of 2000 and the fourth quarter of 1999 the Company issued 324,324 and 535,000 shares of common stock in a private placement, respectively. The proceeds from the offering were $11.5 million and $19.0 million, respectively, net of issuance costs. Greater Bay used a portion of the net proceeds from the offering to supplement the capital of the Banks and intends to use the remainder for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     In 1997, the Company issued $20.0 million in TPS to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. In the first quarter of 2000, the Company completed a third offering of TPS in an aggregate amount of $9.5 million. Under applicable regulatory guidelines, the TPS qualifies as Tier I capital up to a maximum of 25% of Tier I capital. Any additional portion of TPS would qualify as Tier 2 capital. As of March 31, 2000, $59.5 million of the TPS qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of TPS will increase.


     The Company is committed to remaining well-capitalized as defined by regulatory guidelines. To support continued deposit and loan growth the Company expects to complete a private offering of $41.0 million of 10 3/4% TPS in May 2000. We anticipate that we will be able to leverage this issuance of TPS and therefore we do not anticipate that the additional TPS would be dilutive to future net income per share. However, the impact of the additional TPS on net income per share will depend on a number of factors, including the time period required to invest the capital funds into earning-assets and the type of assets funded.

     A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses in supplementary capital.

     At March 31, 2000, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act of
1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at March 31, 2000 and the two highest levels recognized under these regulations are as follows. These ratios all exceeded the well-capitalized guidelines shown below.

                                                 Tier 1             Total
                                  Leverage      Risk-Based         Risk-Based
                                   Ratio       Capital Ratio      Capital Ratio
                                   ------      -------------      -------------
      Company                        8.92%             10.39%             11.76%
      Well-capitalized               5.00%              6.00%             10.00%
      Adequately capitalized         4.00%              4.00%              8.00%

In addition, at March 31, 2000, each of the Banks had levels of capital that exceeded the well-capitalized guidelines.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve (see "--Allowance for Loan Losses" herein).

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on net portfolio value and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (8 years to 12 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the TPS II securities. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in net portfolio value for these rate shock levels as of March 31, 2000. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

     (Dollars in thousands)
     Change in                                             Projected Change
                                                          --------------------
     Interest Rates             Net Portfolio Value     Dollars     Percentage
     -------------------------------------------------------------------------

     100 basis point rise            $     582,547     $ 10,415        1.82%
     Base scenario                         572,133            -           -
     100 basis point decline               563,041       (9,091)      -1.59%

     The preceding table indicates that at March 31, 2000, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's net portfolio value would be expected to increase. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

     Net portfolio value is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of net portfolio value. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the net portfolio value. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the net portfolio value. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of March 31, 2000.


                               Immediate or     2 Days to        7 Months to      1 Year to       4 Years to        More than
                                 One Day        6 Months          12 Months        3 Years          5 Years          5 Years
                              -------------------------------------------------------------------------------------------------
Assets                                                                                       (Dollars in thousands)
  Cash and Due                 $    1,475      $         -        $       -      $       -        $       -           $      -
  Federal Funds Sold              309,505                -                -              -                -                  -

  Investment Securities                 -           28,750           27,722        137,075           89,873            455,580

  Loans                         1,186,082          541,370           81,325        160,248          146,368            182,690
  Allowance for Loan                    -                -                -              -                -                  -
  Losses/Unearned Fees
  Other Assets                          -                -                -              -                -                  -
                              ------------------------------------------------------------------------------------------------
    Total Assets               $1,497,062      $   570,120        $ 109,047      $ 297,323        $ 236,241           $638,270
                              ================================================================================================

Liabilities and Equity
  Deposits                     $2,472,644      $   525,245        $  71,397      $  10,912        $   1,366           $    166
  Other Borrowings                 14,100           71,024                -         10,000            2,000                  -
  Trust Preferred Securities            -                -                -              -                -             59,500
  Other Liabilities                     -                -                -              -                -                  -
  Shareholders Equity                   -                -                -              -                -                  -
                              ------------------------------------------------------------------------------------------------
    Total Liab/Equity          $2,486,744      $   596,269        $  71,397      $  20,912        $   3,366           $ 59,666
                              ================================================================================================

Gap                            $ (989,682)     $   (26,149)       $  37,650      $ 276,411        $ 232,875           $578,604
Cumulative Gap                 $ (989,682)     $(1,015,831)       $(978,181)     $(701,770)       $(468,895)          $109,709
Cumulative Gap/Total Assets         -27.4%           -28.2%           -27.1%         -19.5%           -13.0%               3.0%


                                  Total Rate             Non- Rate
                                  Sensitive              Sensitive               Total
                                 ----------------------------------------------------------
Assets
  Cash and Due                    $    1,475             $ 152,826              $  154,301
  Federal Funds Sold                 309,505                     -                 309,505

  Investment Securities              739,000               (13,474)                725,526

  Loans                            2,298,082                 1,525               2,299,607
  Allowance for Loan                       -               (52,584)                (52,584)
  Losses/Unearned Fees
  Other Assets                             -               170,881                 170,881
                                 ---------------------------------------------------------
    Total Assets                  $3,348,062             $ 259,175              $3,607,237
                                 =========================================================

Liabilities and Equity
  Deposits                        $3,081,730             $  77,370              $3,159,100
  Other Borrowings                    97,124                     -                  97,124
  Trust Preferred Securities          59,500                     -                  59,500
  Other Liabilities                        -                58,698                  58,698
  Shareholders Equity                      -               232,815                 232,815
                                 ---------------------------------------------------------
    Total Liab/Equity             $3,238,354             $ 368,883              $3,607,237
                                 =========================================================

Gap                               $  109,708             $(109,708)             $        -
Cumulative Gap                    $  109,708             $       -              $        -
Cumulative Gap/Total Assets              3.0%                    -                       -



     The foregoing table indicates that the Company had a one year gap of $978.2 million, or 27.1% of total assets, at March 31, 2000. In theory, this would indicate that at March 31, 2000, $978.2 million more in liabilities than assets would reprice if there was a change in interest rates over the next year. Thus, if interest rates were to increase, the gap would tend to result in a higher net interest margin. Conversely, if interest rates decreased, the gap may result in decreases net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of March 31, 2000, the analysis indicates that the Company's net interest income would increase a maximum of 11.64% (excluding CCB) if rates rose 200 basis points immediately and would decrease a maximum of 11.27% (excluding CCB) if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest- bearing liabilities. The Company has revised the assumptions used in performing this analysis following a detailed review of its ALCO pricing history. As a result, the anticipated impact of interest rate changes on the Company's net interest income has increased since December 31, 1998.

     The above quantified evaluations exclude the impact of CCB because that institution had not been converted to risk management system as to net portfolio value and interest rate shock simulation analysis at March 31, 2000. The Company has performed a preliminary analysis of CCB's risk profile and has determined that CCB's exposure to interest rate risk is equal to or lower than that of the Company as a whole.

     In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.


Year 2000 State of Readiness

     The Company's mission critical systems successfully responded to the century date change. Accordingly, the Company's core banking systems, including the application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve, were fully operational and accurately processing customer information and transactions. During 2000, the Company will monitor its systems and those of its major vendors, suppliers and clients over the coming months to ensure continued compliance.

Recent Accounting Developments

     In April 1999, the Financial Accounting Standards Board ("FASB") reached tentative conclusions on the future of the pooling-of-interests method of accounting for business combinations. These tentative decisions include the decision that the pooling-of-interests method of accounting will no longer be an acceptable method to account for business combinations between independent parties and that there should be a single method of accounting for all business combinations, and that method is the purchase method. The FASB agreed that the purchase method should be applied prospectively to business combination transactions that are initiated after the final standard is issued. The FASB has issued an exposure draft during the third quarter of 1999 and expects a final standard will be issued and become effective in the fourth quarter of 2000. A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.